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                                                                    EXHIBIT 23



                              ACCOUNTANTS' CONSENT


The 401(k) Administrative Committee
American Retirement Corporation
401(k) Retirement Plan

We consent to incorporation by reference in the Registration Statement Nos. 333-28657, 333-66821, 333-40162, and 333-94747 on Form S-8 of American
Retirement Corporation of our report dated June 6, 2003, with respect to the statements of net assets available for benefits of the American Retirement Corporation 401(k) Retirement Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended, and the related schedule, which report appears in the December 31, 2002 annual report on Form 11-K of the American Retirement Corporation 401(k) Retirement Plan.

/s/ KPMG LLP

Nashville, Tennessee
June 27, 2003




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